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                            BOSE McKINNEY & EVANS LLP
                    135 North Pennsylvania Street, Suite 2700
                           Indianapolis, Indiana 46204



June 21, 2000

First Indiana Corporation
135 North Pennsylvania Street, Suite 2800
Indianapolis, Indiana  46204

Dear Sirs:

We are acting as counsel to First Indiana Corporation, an Indiana corporation (the "Company"), in connection with the issuance of shares of the Company's Common Stock, par value $.01 per share (the "Common Shares"), in connection with a merger of The Somerset Group, Inc. with and into the Company. These Common Shares are the subject of a Registration Statement (the "Registration Statement") filed by the Company on Form S-4 under the Securities Act of 1933, as amended.

We have examined photostatic copies of the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, certain resolutions adopted by the Company's Board of Directors, and such other documents and instruments as we have deemed necessary to enable us to render the opinion set forth below. We have assumed the conformity to the originals of all documents submitted to us as photostatic copies, the authenticity of the originals of such documents, and the genuineness of all signatures appearing thereon.

Based upon and subject to the foregoing, it is our opinion that the Common Shares have been duly authorized by all necessary corporate action of the Company and when the applicable provisions of the Securities Act of 1933 and such state "blue sky" or securities laws as may be applicable have been complied with, the Common Shares will be legally issued, fully paid, and nonassessable.

We do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States and the State of Indiana and, therefore, this opinion is limited to the laws of those jurisdictions.

We consent to the filing of this opinion as an exhibit to the Registration Statement filed under the Securities Act of 1933 relating to the Common Shares.

Very truly yours,

/s/  BOSE McKINNEY & EVANS LLP